Exhibit 99.1

[Arete Logo]              COMPANY PRESS RELEASE

 Arete Industries, Inc. Brings Key Professional and Industry Expertise into its Oil and Gas Subsidiary. Colorado Oil and Gas, Inc. Appoints Three New Directors and Three Oil and Gas Industry and Financial Consultants to its Management Team.

For Immediate Release
Thursday June 9, 2005

NIWOT, Colorado, June 9, 2005 (Business Wire) Arete Industries, Inc. (OTC - Bulletin Board: ARET) announced today that its subsidiary, Colorado Oil and Gas, Inc. (COG) has appointed three new outside directors, and appointed two oil and gas industry professionals and a CPA with oil and gas, securities and tax expertise, as professional advisors and consultants to drive its new oil and gas acquisition and development project in Eastern Colorado. Arete also announced acquiring an additional equity interest in its Colorado Oil and Gas, Inc. subsidiary bringing its total interest to 85%.

William Stewart, Arete director and Colorado Oil and Gas, Inc.'s Chairman and President, stated today, that he was pleased to announce the appointment of Messrs. Charles R. Davis, Donald R. O'Connor, and Stanley J. Phillips as independent directors of the Company, and that Messrs. Gerald F. Dickinson, Consulting Petroleum Engineer, Joseph L. Sweeney, Independent Consulting Geologist, and Donald W. Prosser, CPA have also been appointed as professional advisors to the Company. Further, John R. Herzog, resigned from the subsidiary's Board of Directors leaving a five man board with three independent directors. Mr. Herzog will remain with the subsidiary company serving as Senior Vice President and Company Secretary. "The addition of these individuals with special oil and gas industry and financial accounting expertise to our board and as advisors is imperative for our success as a new oil and gas company as we move forward our initiative to acquire and develop profitable oil and gas projects," Mr. Stewart stated.

Mr. Davis, with over 25 years experience in oil and gas drilling and operations, is owner of DNR Oil and Gas Company.

Mr. O'Connor, who will serve as the Company's Financial Expert and Audit Committee Chairman, is a licensed CPA who comes from the Commercial Real Estate development business, and will bring financial acquisition and project development expertise to the Company's board of directors.

Mr. Phillips, an oil and gas attorney and landman with extensive experience in oil and gas operations, mineral title and lease evaluation, and property acquisition and divestiture project will round out the collective oil and gas and project development expertise on the board.

Mr. Dickinson is a Consulting Petroleum Engineer with over 23 years of oil and gas industry experience. He will provide economic evaluations and reserve estimates for the Company's current and future oil and gas acquisition and development operations.

Mr. Sweeney, with over 23 years experience as an Independent Petroleum Geologist in numerous Rocky Mountain, Mid-Continent and other major US oil producing regions, has a strong entrepreneurial bent and, as a deal evaluator and prospect generator, will assist the Company develop the current project and help the Company make future strategic acquisition and development decisions.

Mr. Prosser, who also serves as outside director and Financial Expert of the Arete Board of Directors and chairman of its Audit Committee, will provide critical corporate finance, oil and gas accounting and deal structuring input to the Company as it executes its roll-out as an independent oil and gas producer.

As announced on May 23, 2005, Colorado Oil and Gas has agreed to purchase thirteen producing oil and gas wells with in-fill development potential for up to 5 additional wells, including one re-completion in a new producing zone of an existing well, located in 9 different producing oil and gas fields and in various producing horizons of Colorado's DJ basin and the northern end of the Hugoton Embayment located across the eastern half of Colorado. The Company has set the Closing date to purchase the project at June 15, 2005 subject to a 15 day extension.

About the Company. Arete Industries, Inc., a development stage company, is a publicly traded holding company with several subsidiaries. Its subsidiary, Colorado Oil and Gas, Inc. ("COG") was formed to pursue the acquisition of certain small producing oil and gas properties in eastern Colorado in November of 2004, when these properties were identified for possible acquisition. If the current project described in previous releases is acquired and developed, it is the intent of the Company to spin-off COG to the Company's shareholders so that it can operate as an independent company. The Company also owns a majority interest in Aggression Sports, Inc. dba Arete Outdoors, an outdoor sports equipment manufacturing company that has been inactive since 2001. The Company is currently looking to sell this subsidiary or liquidate its assets. The Company continues to seek other business acquisitions.

Statement as to Forward Looking Statements. Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Arete's or COG's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, COG's inability to meet the conditions to acquiring its current project including providing financing to pay the purchase price or discovery of material title or environmental defects that cannot be resolved; the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission ("SEC") filings, including the Current Report on Form 8-K filed May 23, 2005, relating to the purchase agreement referred to herein.


For Further Information Contact:

   Company Contact:  Arete Industries, Inc.      Colorado Oil and Gas, Inc.
   Karen Hemmerle, Corporate Communications      Bill Stewart, President
   Email: ir@areteindustries.com                 Email: ir@areteindustries.com
          ----------------------                        ----------------------
   Arete Industries, Inc.                        Colorado Oil and Gas, Inc.
   7102 La Vista Place, Suite 100                7260 Osceola Street
   Niwot, Colorado 80503                         Westminster, Colorado 80030
   Voice: 303-652-3113                           Voice:  303-427-8688
   Fax: 303-652-1488

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